SIFCO Industries, Inc. (“SIFCO”) Announces
Third Quarter Fiscal 2019 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE American: SIF) today announced financial results for its third quarter of fiscal 2019, which ended June 30, 2019.
Results for the Third Quarter

•	Net sales in the third quarter of fiscal 2019 decreased 13.3% to $24.9 million, compared with $28.7 million for the same period in fiscal 2018.

•	Net loss for the third quarter of fiscal 2019 was $7.4 million, or $(1.32) per diluted share, compared with net loss of $1.5 million, or $(0.28) per diluted share, in the third quarter of fiscal 2018.

•	EBITDA was $(5.6) million in the third quarter of fiscal 2019 compared with $0.8 million in the third quarter of fiscal 2018.

•	Adjusted EBITDA in the third quarter of fiscal 2019 was $(0.5) million compared with Adjusted EBITDA of $1.7 million in the third quarter of fiscal 2018.
Results for the Year to Date

•	Net sales in the first nine months of fiscal 2019 increased 0.7% to $81.3 million, compared with $80.7 million for the same period in fiscal 2018.

•
Net loss in the first nine months of fiscal 2019 was $9.9 million, or $(1.78) per diluted share, compared with net loss of $4.5 million, or $(0.81) per diluted share in the first nine months of fiscal 2018.

•	EBITDA was $(4.2) million in the first nine months of fiscal 2019 compared with $2.8 million in the first nine months ended of fiscal 2018.

•	Adjusted EBITDA in the first nine months of fiscal 2019 was $(0.2) million compared with Adjusted EBITDA of $2.1 million in the first nine months of fiscal 2018.

CEO Peter W. Knapper stated, "The fire experienced at our Orange, California facility at the end of our first fiscal quarter 2019 continues to adversely impact our quarterly performance.  Excellent progress is being made on returning the site to full capacity, and we expect to have completed repairs by calendar year end.  We have entered a refurbished 2500 ton press into service, which returns us to full capability for our customers as we work to support their most urgent needs during the site rebuild.  We are making strides in working through the insurance recovery with our insurance provider, having collected $8.2 million in cash proceeds to date, of which $0.6 million was designated as business interruption coverage.

"We experienced a setback in our third quarter results, as a non-cash charge of $8.3 million was recorded due to a full write down of goodwill from one of the reporting units. Lastly, we experienced a delay in filing our third quarter results due to management working through a complex accounting matter, as such, requiring additional time in order to meet its financial reporting and disclosure obligations. The business as a whole continues focus on profitable growth, with firm backlog continuing to grow, previously at $94.1 million at the end of the second quarter 2019, now standing at $104.0 million at the end of the third quarter 2019."

Use of Non-GAAP Financial Measures
The Company uses certain non-GAAP measures in this release. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are intended to serve as supplements to results provided in accordance with accounting principles generally accepted in the United States. SIFCO Industries, Inc. believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2018 and other reports filed with the Securities & Exchange Commission can be accessed through the Company's website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Third Quarter Ended June 30
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net sales	$24,873	$28,681	$81,331	$80,726
Cost of goods sold	23,486	25,402	75,119	72,889
Gross profit	1,387	3,279	6,212	7,837
Selling, general and administrative expenses	3,481	3,864	11,375	11,796
Goodwill impairment	8,294	—	8,294	—
Amortization of intangible assets	411	427	1,239	1,286
Loss (gain) on disposal or impairment of operating assets	—	357	(282)	(1,071)
Gain on insurance proceeds received	(3,304)	—	(4,468)	—
Operating loss	(7,495)	(1,369)	(9,946)	(4,174)
Interest income	(1)	—	(3)	(29)
Interest expense	230	417	838	1,304
Foreign currency exchange gain, net	(3)	(32)	(4)	(112)
Other income, net	(15)	(4)	(50)	(400)
Loss before income tax benefit	(7,706)	(1,750)	(10,727)	(4,937)
Income tax benefit	(336)	(218)	(816)	(456)
Net loss	$(7,370)	$(1,532)	$(9,911)	$(4,481)

Net loss per share
Basic	$(1.32)	$(0.28)	$(1.78)	$(0.81)
Diluted	$(1.32)	$(0.28)	$(1.78)	$(0.81)

Weighted-average number of common shares (basic)	5,571	5,535	5,556	5,524
Weighted-average number of common shares (diluted)	5,571	5,535	5,556	5,524

Non-GAAP Financial Measures
Presented below is certain financial information based on the Company's EBITDA and Adjusted EBITDA. References to “EBITDA” mean earnings (losses) from continuing operations before interest, taxes, depreciation and amortization, and references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). The Company presents EBITDA and Adjusted EBITDA because management believes that they are useful indicators for evaluating operating performance and liquidity, including the Company’s ability to incur and service debt and it uses EBITDA to evaluate prospective acquisitions. Although the Company uses EBITDA and Adjusted EBITDA for the reasons noted above, the use of these non-GAAP financial measures as analytical tools has limitations. Therefore, reviewers of the Company’s financial information should not consider them in isolation, or as a substitute for analysis of the Company's results of operations as reported in accordance with GAAP. Some of these limitations include:

•	Neither EBITDA nor Adjusted EBITDA reflects the interest expense, or the cash requirements necessary to service interest payments on indebtedness;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflects any cash requirements for such replacements;

•	The omission of the substantial amortization expense associated with the Company’s intangible assets further limits the usefulness of EBITDA and Adjusted EBITDA; and

•	Neither EBITDA nor Adjusted EBITDA includes the payment of taxes, which is a necessary element of operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its businesses. Management compensates for these limitations by not viewing EBITDA or Adjusted EBITDA in isolation and specifically by using other GAAP measures, such as net income (loss), net sales, and operating income (loss), to measure operating performance. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net loss or cash flow from operations determined in accordance with GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA:

Dollars in thousands	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net loss	$(7,370)	$(1,532)	$(9,911)	$(4,481)
Adjustments:
Depreciation and amortization expense	1,896	2,160	5,735	6,479
Interest expense, net	229	417	835	1,275
Income tax (benefit)	(336)	(218)	(816)	(456)
EBITDA	(5,581)	827	(4,157)	2,817
Adjustments:
Foreign currency exchange gain, net (1)	(3)	(32)	(4)	(112)
Other income, net (2)	(15)	(4)	(50)	(400)
(Gain) loss on disposal and impairment of assets (3)	—	357	(282)	(1,071)
Gain on insurance proceeds received (4)	(3,304)	—	(4,468)	—
Equity compensation (5)	(59)	186	367	428
LIFO impact (6)	154	184	98	299
Goodwill impairment (7)	8,294	—	8,294	—
Executive relocation costs (8)	—	145	—	145
Adjusted EBITDA	$(514)	$1,663	$(202)	$2,106

(1)	Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.

(2)
Represents miscellaneous non-operating income or expense, which previously consisted of rental income from the Company's Irish subsidiary (through first quarter 2018 when the building was sold). Included in fiscal 2018 was grant income that was realized that relates to the Company's Irish subsidiary.

(3)	Represents the difference between the proceeds from the sale of operating equipment and the carrying values shown on the Company’s books or asset impairment of long-lived assets.

(4)
Represents the difference between the insurance proceeds received for the damaged property and the carrying values shown on the Company's books for the assets that were damaged in the fire at the Orange location.

(5)
Represents the equity-based compensation expense recognized by the Company under its 2016 Long-Term Incentive Plan (as the amendment and restatement of, and successor to, the 2007 Long-Term Incentive Plan) due to granting of awards, awards not vesting and/or forfeitures.

(6)	Represents the change in the reserve for inventories for which cost is determined using the last-in, first-out (“LIFO”) method.

(7)	Represents non-cash charge of goodwill impairment experienced at its reporting unit level.

(8)	Represents costs related to Executive relocation costs.

Contacts

SIFCO Industries, Inc.
Thomas R. Kubera, 216-881-8600
www.sifco.com